Exhibit 2.1

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2016 (this “Amendment”), by and among Form Holdings Corp., a Delaware corporation (“Parent”), FHXMS, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), XpresSpa Holdings, LLC, a Delaware limited liability company (the “Company”), the unitholders of the Company who are parties thereto or who become parties thereto by executing a joinder agreement, and Mistral XH Representative, LLC, as representative of the unitholders of the Company (the “Unitholders’ Representative”). Each of Parent, Merger Sub, the Company and the Unitholders’ Representative is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of August 8, 2016 (the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  Amendment to Section 3.2 of the Merger Agreement. Section 3.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

3.2 Power and Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of each of Parent and Merger Sub and have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no other corporate proceedings are necessary other than, with respect to the Merger, the affirmative vote of the holders of a majority of the votes cast at the Parent Annual Meeting to approve the Merger, including, without limitation, the issuance of the Merger Consideration (the “Parent Stockholder Approval”). This Agreement (a) has been duly executed and delivered by each of Parent and Merger Sub and (b) is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

2.                  Reference to and Effect in the Merger Agreement.

(a)    Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b)   Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

3.                  Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

4.                  Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first above written.

FORM HOLDINGS CORP.

By:	/s/ Anastasia Nyrkovskaya
Name:	Anastasia Nyrkovskaya
Title:	Chief Financial Officer and Treasurer

FHXMS, LLC

By:	/s/ Anastasia Nyrkovskaya
Name:	Anastasia Nyrkovskaya on behalf of
FORM Holdings Corp., its sole member

XPRESSPA HOLDINGS, LLC

By:	/s/ Ed Jankowski
Name:	Ed Jankowski
Title:	CEO

MISTRAL XH REPRESENTATIVE, LLC, as Unitholders’ Representative

By:	/s/ William P. Phoenix
Name:	William P. Phoenix
Title:	Managing Director